Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-228862) of eHealth, Inc.,

(2)	Registration Statements (Forms S-8 No. 333-232252 and No. 333-196675) pertaining to the 2014 Equity Incentive Plan,

(3)	Registration Statements (Forms S-8 No. 333-181252 and No. 333-163269) pertaining to the 2006 Equity Incentive Plan, and

(4)	Registration Statement (Form S-8 No. 333-137999) pertaining to the 2006 Equity Incentive Plan, 2005 Stock Plan and 1998 Stock Plan of eHealth, Inc., and 2004 Stock Plan of eHealth China;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of eHealth, Inc. and the effectiveness of internal control over financial reporting of eHealth, Inc. included in this Annual Report (Form 10-K) of eHealth, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California
March 2, 2020